Exhibit 4.8

RESEARCH PHARMACEUTICAL SERVICES, INC.

2007 EQUITY INCENTIVE PLAN

Effective August 30, 2007

RESEARCH PHARMACEUTICAL SERVICES, INC.

2007 EQUITY INCENTIVE PLAN

The purposes of the Research Pharmaceutical Services, Inc. 2007 Equity Incentive Plan (formerly known as the Cross Shore Acquisition Corporation 2007 Equity Incentive Plan) (the “Plan”) are to: (a) further the growth and success of Research Pharmaceutical Services, Inc., a Delaware corporation (the “Company”) and its Related Entities, by enabling selected employees, directors, consultants and advisors of the Company or a Related Entity to acquire shares of common stock of the Company, thereby increasing their personal interest in such growth and success, (b) provide a means of rewarding outstanding performance of such persons, and (c) provide a means whereby the Company may grant Replacement Options to individuals who held options to purchase common stock of Research Pharmaceutical Services, Inc., a Pennsylvania corporation prior to the Closing Date. The terms of the Plan shall be incorporated in the Award Agreement to be executed by the Participant. (All capitalized terms not otherwise defined in this paragraph shall have the meaning as set forth below).

1. Definitions

1.1 “Award” means a grant of Options or Restricted Shares to an Eligible Person pursuant to the provisions of this Plan. Each separate grant of Options or Restricted Shares to an Eligible Person and each group of Options that vests on a separate date, or a group of Restricted Shares with respect to which restrictions lapse on a separate date, is treated as a separate Award.

1.2 “Award Agreement” means a written agreement in such form or forms as the Board or the Committee (subject to the terms and conditions of this Plan) may from time to time approve evidencing and reflecting the terms of an Award.

1.3 “Board” means the Board of Directors of the Company, as constituted from time to time.

1.4 “Cause” means:

(a) with respect to any Replacement Option and with respect to any Option granted to a Participant who has not entered into an employment agreement with the Company or a Related Entity, the Board or the Committee’s determination that the Participant:

(i) has engaged in any type of disloyalty to the Company or a Related Entity, including without limitation, fraud, embezzlement, theft or dishonesty in the course of his or her employment or engagement, or has otherwise breached any fiduciary duty owed to the Company or a Related Entity;

(ii) has been arrested for, charged with, or convicted of a felony; or

(iii) has breached any agreement with or duty to the Company or a Related Entity in respect of confidentiality, non-disclosure, non-competition or otherwise; and

(b) with respect to any Option (other than a Replacement Option) granted to any Participant who has entered into an employment agreement with the Company or a Related Entity, “cause” (or any similar term) as defined in such employment agreement.

1.5 “Change of Control” means, after the Closing Date, the happening of an event, which shall be deemed to have occurred upon the earliest to occur of the following events:

(a) the acquisition in one or more transactions by any “Person” (as the term person is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) of “Beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”), provided that for purposes of this clause (i) Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person’s Beneficial ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or

(b) approval by shareholders of the Company of:

(i) a merger, reorganization or consolidation involving the Company if the shareholders of the Company, immediately before such merger, reorganization or consolidation do not or will not own directly or indirectly immediately following such merger, reorganization or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from or surviving such merger, reorganization or consolidation in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such merger, reorganization or consolidation;

(ii) a complete liquidation or dissolution of the Company; or

(iii) an agreement for the sale or other disposition of all or substantially all of the assets of the Company to an entity that is not a Related Entity; or

(c) acceptance by shareholders of the Company of shares or units in a share or unit exchange if the shareholders of the Company immediately before such share exchange do not or will not own directly or indirectly immediately following such share or unit exchange more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from or surviving such share or unit exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share or unit exchange.

Notwithstanding the foregoing, with respect to Replacement Options, all references to the Company in this Section shall be read as references to the Company or to Research Pharmaceutical Services, LLC, a Delaware limited liability company and its successors and all references to shareholders of the Company shall be read as references to shareholders of the Company or to unitholders of Research Pharmaceutical Services, LLC, a Delaware limited liability company and its successors.

1.6 “Closing Date” means the closing date as described in the Agreement and Plan of Merger among Cross Shore Acquisition Corporation, Longxia Acquisition, Inc., Research Pharmaceutical Services, Inc., and the shareholders of Research Pharmaceutical Services, Inc.

1.7 “Code” means the Internal Revenue Code of 1986, as amended or any successor law.

1.8 “Committee” means a committee appointed by the Board in accordance with Section 3.1 of the Plan, and if one is appointed, then such committee shall possess all of the power and authority of, and shall be authorized to take any and all actions required to be taken hereunder by, and make any and all determinations required to be taken hereunder by, the Board.

1.9 “Common Stock” means common stock of the Company, par value $0.0001 per share.

1.10 “Company” means Research Pharmaceutical Services, Inc., a Delaware corporation.

1.11 “Director” means an individual who is a member of the Board of Directors or the board of managers of the Company or a Related Entity.

1.12 “Disability” means:

(a) with respect to Incentive Stock Options, the “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code) of an employee which would entitle that employee to receive Social Security Disability Income under the Social Security Act, as amended, and the regulations promulgated thereunder.

(b) with respect to non-qualified stock options or an award of Restricted Shares, a disability of an employee or a Director which renders such employee or Director unable to perform the full extent of his or her duties and responsibilities by reason of his or her illness or incapacity and which qualifies as a disability under the employer’s long-term disability plan; provided, however, (i) if a Participant is bound by the terms of an employment agreement between the Participant and the Company or a Related Entity, whether the Participant is “Disabled” for purposes of the Plan shall be determined in accordance with the procedures set forth in said employment agreement, if such procedures are therein provided; and (ii) a Participant bound by such an employment agreement shall not be determined to be Disabled under the Plan any earlier than he or she would be determined to be disabled under his or her employment agreement.

The term “Disabled” shall mean having a Disability. The determination of whether a Participant is Disabled shall be made by the Board, whose determination shall be conclusive.

1.13 “Eligible Person” means:

(a) with respect to Awards of Incentive Stock Options, any person employed by the Company or by a Related Entity that is (1) a subsidiary or parent corporation of the Company, or (2) a single-member limited liability company with the Company or its subsidiary corporation as its sole member;

(b) with respect to an Award of a non-qualified stock option or an Award of Restricted Shares, any person employed by the Company or a Related Entity, advisors and consultants to the Company or a Related Entity, and any Director.

1.14 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.15 “Fair Market Value Per Share” means, as of any date: (i) the closing price of the Shares as reported on the principal nationally recognized stock exchange on which the Shares are traded on such date, or if no Share prices are reported on such date, the closing price of the Shares on the next preceding date on which there were reported Share prices; or (ii) if the Shares are not listed or admitted to unlisted trading privileges on a nationally recognized stock exchange, the closing price of the Shares as reported by The NASDAQ Stock Market on such date, or if no Share prices are reported on such date, the closing price of the Shares on the next preceding date on which there were reported Share prices; or (iii) if the Shares are not listed or admitted to unlisted trading privileges on a nationally recognized stock exchange or traded on The NASDAQ Stock Market, then the Fair Market Value shall be determined by the Board acting in its discretion and consistent with the requirements of Section 409A of the Code, which determination shall be conclusive.

1.16 “Incentive Stock Option” means an Option that is an incentive stock option as described in Section 422 of the Code.

1.17 “Option” means an Incentive Stock Option or non-qualified stock option to purchase Shares that is awarded pursuant to the Plan.

1.18 “Other Available Shares” means, as of any date the total number of Shares owned by a Participant; provided, however,  that Other Available Shares with respect to Replacement Options and Restricted Shares granted prior to the Closing Date means, as of any date:

(a) the total number of Shares owned by a Participant; in excess of

(b) the sum of

(i) the number of Shares owned by such Participant for less than six months; plus

(ii) the number of Shares owned by such Participant that has, within the preceding six months, been surrendered as payment in full or in part, of the exercise price for an option to purchase any securities of the Company under any restricted stock, stock bonus, stock option or other compensation plan, program or arrangement established or maintained by the Company.

If 1.18(a) is not greater than 1.18(b), the amount of “Other Available Shares” in the case of Replacement Options and Restricted Shares granted prior to the Closing Date shall be zero.

1.19 “Participant” means an Eligible Person to whom an Award is granted pursuant to the Plan.

1.20 “Performance Goals” means the goal or goals applicable to a Participant’s Performance Shares that are deemed by the Committee to be important to the success of the Company or any of its subsidiaries. The Committee shall establish specific measures for each applicable goal for a restriction period, which need not be uniform with respect to each Participant. In creating these measures, the Committee shall use one or more of the following business criteria: sales, profit, return on sales, net operating profit after taxes, investment turnover, customer service indices, funds from operations, income from operations, return on assets, return on net assets, asset turnover, return on equity, return on capital, market price appreciation of shares of Common Stock, economic value added, total shareholder return, net income, pre-tax income, earnings per share, operating profit margin, net income margin, sales margin, cash flow, market share, inventory turnover, sales growth, net revenue growth, capacity utilization, customer penetration, increase in customer base, net income growth, expense control and hiring of personnel. The business criteria may apply to the individual, a division, or to the Company and/or one or more subsidiaries and may be weighted and expressed in absolute terms or relative to the performance of other individuals or companies or an index. The Committee shall determine the restriction period and the Performance Goals and measures (and weighting thereof) applicable to such period not later than the earlier of (i) 90 days after the commencement of the restriction period, or (ii) the expiration of 25% of the restriction period.

1.21 “Performance Share” means a type of Restricted Share, where the lapse of restrictions is based on Performance Goals.

1.22 “Person” means an individual, partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association.

1.23 “Plan” means this Research Pharmaceutical Services, Inc. 2007 Equity Incentive Plan, as amended from time to time.

1.24 “Pool” means the pool of Shares subject to the Plan, as described in Article 4, and as adjusted in accordance with Article 8 of the Plan.

1.25 “Related Entity” means any entity that is in the same controlled group as the Company for purposes of Sections 414(b) or (c) of the Code.

1.26 “Replacement Option” means an Option that is automatically granted pursuant to Section 19.8 in replacement for options held prior to the Closing Date to purchase common stock of Research Pharmaceutical Services, Inc. (a Pennsylvania corporation).

1.27 “Restricted Shares” means Shares that are subject to restrictions pursuant to Article 6 of the Plan.

1.28 “Securities Act” means the Securities Act of 1933, as amended.

1.29 “Shares” means shares of Common Stock including, without limitation, Restricted Shares.

1.30 “Termination of Service” means (i) with respect to an Award granted to an employee, the termination of the employment relationship between the employee and the

Company and all Related Entities; (ii) with respect to an Award granted to a consultant or advisor, the termination of the consulting or advisory relationship between the consultant or advisor and the Company and all Related Entities; and (iii) with respect to an Award granted to a Director, the cessation of the provision of services as a Director of the Company and all Related Entities;  provided, however , that if the Participant’s status changes from employee, consultant, advisor or Director to any other status eligible to receive an Award under the Plan, no Termination of Service occurs until the Grantee’s new status with the Company and all Related Entities terminates. For purposes of this paragraph, if a Grantee is an employee, consultant, advisor or Director of a Related Entity and not the Company, the Grantee shall incur a Termination of Service when such entity ceases to be a Related Entity, unless the Committee determines otherwise. A Termination of Service shall not be deemed to have resulted by reason of a bona fide leave of absence approved by the Committee, and in the case of an Incentive Stock Option, that is consistent with Treas. Reg. section 1.421-1(h) and any successor thereto. Notwithstanding the preceding sentences, with respect to a Replacement Option, the term “Termination of Service” means a termination of the employment or consulting relationship with or the cessation of provision of services to Research Pharmaceutical Services, LLC, a Delaware limited liability company and its successors.

2. Participation

Subject to the terms of the Plan, the Board or the Committee (i) will select Participants from among the Eligible Persons and (ii) may make Awards at any time and from time to time to Eligible Persons. Any Award may include or exclude any Eligible Person, as the Board or the Committee shall determine in its sole discretion. An Eligible Person who has received an Award, if he or she is otherwise eligible, may receive additional Awards. Notwithstanding the foregoing, an individual to whom a Replacement Option is automatically granted shall be a Participant.

3. Administration

3.1 Committee. The Board shall administer the Plan. The Board may at any time appoint a Committee of at least two persons to administer the Plan on behalf of the Board subject to such terms and conditions as the Board may prescribe. Members of the Committee shall serve for such period of time as the Board may determine. Members of the Board or the Committee who are eligible for Awards or who have received Awards may vote on any matters affecting the administration of the Plan or the granting of Awards pursuant to the Plan, except that no such member shall act upon an Award to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting of the Board or the Committee during which action is taken with respect to an Award to himself or herself. From time to time the Board may increase the size of the Committee and appoint additional members thereto, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

3.2 Powers. Subject to the provisions of the Plan, the Board or, to the extent delegated by the Board, the Committee shall have the authority, in its discretion:

(a) to make Awards to any Eligible Person;

(b) to determine the Fair Market Value Per Share;

(c) to designate the Option as an Incentive Stock Option or a non-qualified stock option and determine the exercise price of the Options to be awarded in accordance with Article 5 of the Plan;

(d) to determine the purchase price, if any, for Restricted Shares awarded in accordance with Article 6 of the Plan;

(e) to determine the Eligible Persons to whom, and the time or times at which, Awards shall be made, and the number of Shares to be subject to each Award;

(f) to prescribe, amend and rescind rules and regulations relating to the Plan;

(g) to determine the terms and provisions of each Award under the Plan and each Award Agreement (which need not be identical with the terms of other Awards and Award Agreements) and, with the consent of the Participant, to modify or amend an outstanding Award or Award Agreement;

(h) to determine the conditions that must be satisfied under any Award in order for an Option to vest and become exercisable, or, for the restrictions on any Restricted Share to lapse, which conditions may include satisfaction of performance goals, passage of set periods of time and/or other criteria as determined by the Board or the Committee;

(i) to accelerate the vesting or exercise date of any Option and/or to waive, in whole or in part, any or all remaining restrictions on any Restricted Shares;

(j) to interpret the Plan or any agreement entered into with respect to an Award, the exercise of Options, or the removal of restrictions on Restricted Shares;

(k) to authorize any person to execute on behalf of the Company any instrument required to effectuate an Award or to take such other actions that may be necessary or appropriate with respect to the Company’s or Related Entity’s rights pursuant to Awards or Award Agreements; and

(l) to make such other determinations and establish such other procedures as it deems necessary or advisable for the administration of the Plan.

3.3 Effect of Decisions. All decisions, determinations and interpretations of the Board or the Committee shall be final and binding with respect to all Awards and Award Agreements under the Plan.

3.4 Limitation of Liability. Notwithstanding anything herein to the contrary, no member of the Board or the Committee shall be liable for any good faith determination, act or failure to act in connection with the Plan, any Award, or any Award Agreement hereunder.

4. Stock Subject to the Plan

4.1 Subject to the provisions of this Article 4 and the provisions of Article 8 of the Plan, a total of 6,792,271 Shares are reserved for issuance under this Plan. In addition, on the first day of each fiscal year, the aggregate number of Shares reserved for issuance under this Plan shall be increased automatically (but not decreased) by a number of Shares such that the total number of Shares reserved for issuance under the Plan equals fifteen percent (15%) of the number of Shares outstanding, calculated on a fully diluted basis as of such date. Under the Plan, no Participant may receive in any calendar year Options relating to more than 1,000,000 Shares,  provided, however,  that any Replacement Options granted shall not be counted for purposes of this limit. Options awarded from the Pool may be either Incentive Stock Options or non-qualified stock options, as determined by the Board or the Committee;  provided, however,  that no Incentive Stock Options shall be awarded from the Pool except with respect to Replacement Options. If an Option expires or becomes unexercisable for any reason without having been exercised in full, the unexercised Shares shall be returned to the Pool and become available for future award under the Plan, unless the Plan was terminated earlier. Similarly, if and to the extent that any Restricted Share is canceled, repurchased or forfeited for any reason, that Share will again become available for grant under the Plan.

4.2 Shares to be delivered under the Plan will be made available, at the discretion of the Board or the Committee, from authorized but unissued Shares and/or from previously issued Shares reacquired by the Company.

5. Terms and Conditions of Options

5.1 Option Awards. Options may be granted either alone or in conjunction with other Awards. Each Option awarded pursuant to the Plan shall be authorized by the Board or the Committee, and shall be evidenced by an Award Agreement in such form as the Board or the Committee may from time to time determine. The provisions of Awards need not be the same with respect to each Participant. The prospective recipient of an Award of Options will not have any rights with respect to such Award, unless and until such recipient has executed an Award Agreement and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such Award.

5.2 Option Award Agreements. Each Award Agreement shall incorporate by reference all other terms and conditions of the Plan, including the following terms and conditions:

(a) Number of Shares. The Award Agreement shall state the number of Shares subject to the Option, which shall not include fractional Shares.

(b) Option Price. The price per Share payable on the exercise of any Option shall be stated in the Award Agreement and may not be less than the Fair Market Value Per Share on the date such Option is awarded. Notwithstanding the foregoing, if an Incentive Stock Option is awarded under this Plan to any person who, at the time of the award of such Incentive Stock Option, owns stock possessing more than 10% of the total combined voting power of all classes of the Company’s stock, the price per Share payable upon exercise of such Incentive

Stock Option shall be no less than 110 percent (110%) of the Fair Market Value Per Share on the date such Option is awarded.

(c) Form of Option. The Award Agreement will state that the Option awarded is either an Incentive Stock Option or a non-qualified stock option, and will constitute a binding determination as to the form of Option awarded, subject to the provisions of Section 5.5(c) below.

The Award Agreement may contain such other provisions as the Board or the Committee in its discretion deems advisable and which are not inconsistent with the provisions of this Plan.

5.3 Consideration. The Board or the Committee shall determine the method of payment for the Shares to be issued upon the exercise of an Option, which may consist entirely of cash, personal or certified check, or, at the election of the Participant and as the Board or the Committee may, in its sole discretion, approve, by surrendering Shares with an aggregate Fair Market Value Per Share equal to the aggregate Option price, or by delivering such combination of Shares and cash as the Board or the Committee may, in its sole discretion, approve;  provided, however , that Shares may be surrendered in satisfaction of the Option price only if the Participant certifies in writing to the Company that the Participant owns a number of Other Available Shares as of the date the Option is exercised that is at least equal to the number of Shares surrendered in satisfaction of the Option price;  provided further , that the Option price may not be paid in Shares if the Board or the Committee determines that such method of payment would result in liability under Section 16(b) of the Exchange Act to a Participant.

Except as otherwise provided by the Board or the Committee, if payment is made in whole or in part in Shares, the Participant shall deliver to the Company certificates registered in the name of such Participant representing Shares legally and beneficially owned by such Participant, free of all liens, claims and encumbrances of every kind and having an aggregate Fair Market Value Per Share on the date of delivery that is not greater than the aggregate Option price accompanied by stock powers duly endorsed in blank by the record holder of the Shares represented by such certificates. If the Board or the Committee, in its sole discretion, should refuse to accept Shares in payment of the Option price, any certificates representing Shares which were delivered to the Company shall be returned to the Participant with notice of the refusal of the Board or the Committee to accept such Shares in payment of the option price. The Board or the Committee may impose such limitations and prohibitions on the use of Shares to exercise an Option as it deems appropriate.

5.4 Exercise of Options. Any Option awarded hereunder shall be exercisable at such times and under such conditions as shall be set forth in the Award Agreement (as may be determined by the Board or the Committee and as shall be permissible under the terms of the Plan), which may include performance criteria with respect to the Company and/or the Related Entity and/or the Participant, and as shall be permissible under the terms of the Plan.

An Option may be exercised in accordance with the provisions of this Plan as to all or any portion of the Shares then exercisable under an Option from time to time during the term of the Option. If an Option is exercised for a fraction of a Share, the Fair Market Value Per Share of such fractional Share, as of the date of exercise, will be paid in cash. An Option shall be deemed to be exercised when written notice of such exercise has been given to the Company at its principal executive office in accordance with the terms of the Award Agreement by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company, accompanied by any agreements required by the terms of the Plan and/or Award Agreement. Full payment may consist of such consideration and method of payment allowable under this Article 5 of the Plan. No adjustment shall be made for a dividend or other right for which the record date is earlier than the date the Option is exercised, except as provided in Article 8 of the Plan.

As soon as practicable after any proper exercise of an Option in accordance with the provisions of the Plan, the Company shall, without transfer or issue tax to the Participant, deliver to the Participant at the principal executive office of the Company or such other place as shall be mutually agreed upon between the Company and the Participant, a certificate or certificates representing the Shares for which the Option shall have been exercised.

Exercise of an Option in any manner shall result in a decrease in the number of Shares that thereafter may be available for sale under the Option by the number of Shares as to which the Option is exercised.

5.5 Term and Vesting of Options.

(a) Except as provided in Section 5.6(d), Options awarded hereunder shall vest and become exercisable in whole or in part, in accordance with such vesting conditions as the Board or the Committee shall determine, which conditions shall be stated in the Award Agreement. Vested Options may be exercised in any order elected by the Participant whether or not the Participant holds any unexercised Options under this Plan or any other plan of the Company.

(b) Notwithstanding any other provision of this Plan, no Option shall be: (i) awarded under this Plan after ten (10) years from the date on which this Plan is adopted by the Board, or (ii) exercisable more than ten (10) years from the date of award; provided, however,  that if an Option that is intended to be an Incentive Stock Option shall be awarded under this Plan to any person who, at the time of the award of such Option, owns stock possessing more than 10% of the total combined voting power for all classes of the Company’s stock, the foregoing clause (ii) shall be deemed modified by substituting “five (5) years” for the term “ten (10) years” that appears therein.

(c) No Option awarded to any Participant shall be treated as an Incentive Stock Option, to the extent such Option would cause the aggregate Fair Market Value Per Share (determined as of the date of award of each such Option) of the Shares with respect to which Incentive Stock Options are exercisable by such Participant for the first time during any calendar year to exceed $100,000. For purposes of determining whether an Incentive Stock Option would cause such aggregate Fair Market Value Per Share to exceed the $100,000 limitation, such Incentive Stock Options shall be taken into account in the order awarded. For purposes of this subsection, Incentive Stock Options include all Incentive Stock Options under all plans of the Company and of any subsidiary that are Incentive Stock Option plans within the meaning of Section 422 of the Code.

(d) The awarding or vesting of an Option shall impose no obligation upon the Participant to exercise such Option.

(e) A recipient of an Option shall have no rights as a stockholder of the Company and shall neither have the right to vote nor receive dividends with respect to any Shares subject to an Option until such Option has been exercised and a certificate with respect to the Shares purchased upon such exercise has been issued to him or her.

5.6 Termination of Options

(a) Unless sooner terminated as provided in this Plan, each Option shall be exercisable for such period of time as shall be determined by the Board or the Committee and set forth in the Award Agreement, and shall be void and unexercisable thereafter.

(b) Except as otherwise provided herein or by the terms of any Award, with respect to a Participant who is an employee or Director, upon the Participant’s Termination of Service for any reason, Options exercisable on the date of such termination shall be exercisable by the Participant (or in the case of the Participant’s death subsequent to Termination of Service, by the Participant’s executor(s) or administrator(s)) for a period of three (3) months from the date of such Termination of Service.

Except as otherwise provided herein or by the terms of any Award, with respect to a Participant who is an advisor or consultant, the Participant’s Termination of Service for any reason shall not accelerate the expiration date of Options exercisable on the date of termination;  provided, however,  that if such Participant dies following such termination, the Option shall be exercisable for a period of twelve (12) months commencing on the date of the Participant’s death by such Participant’s executor(s) or administrator(s).

(c) Except as otherwise provided herein or by the terms of any Award, upon a Termination of Service due to death or Disability, Options held by such Participant which are exercisable on the date of Disability or death shall be exercisable for a period of twelve (12) months commencing on the date of the Participant’s Disability or death, by the Participant or his or her legal guardian or representative or, in the case of death, by his or her executor(s) or administrator(s).

(d) Options may be terminated at any time by agreement between the Company and the Participant.

5.7 Termination for Cause. Notwithstanding any other provision of this Plan, if the Participant’s Termination of Service occurs by action of the Company or a Related Entity for Cause, then (except as otherwise provided by the terms of any Award) all unexercised Options shall terminate upon the date of a finding of Cause or, if earlier, the date of Termination of Service for a finding of Cause, the Participant shall forfeit all Shares for which the Company has not yet delivered share certificates to the Participant, and the Company shall refund to the Participant the Option purchase price paid to it, if any, in the same form as it was paid (or in cash at the Company’s discretion) for any Options as to which an exercise was in process but not completed. Notwithstanding anything herein to the contrary, the Company may withhold delivery of share certificates pending the resolution of any inquiry that could lead to a finding of Cause resulting in forfeiture.

6. Terms and Conditions of Restricted Shares

6.1 Restricted Share Awards. Restricted Shares may be granted either alone or in conjunction with other Awards. Restricted Shares granted under an Award will be issued for such consideration, if any, as the Board or the Committee shall determine. Any Restricted Shares awarded pursuant to the Plan shall be authorized by the Board or the Committee and shall be evidenced by an Award Agreement in such form as the Board or the Committee may from time to time determine. The Board or the Committee will determine the time or times within which Restricted Shares may be subject to forfeiture, and all other conditions of such Awards. The provisions of Awards need not be the same with respect to each Participant. The prospective recipient of an Award of Restricted Shares will not have any rights with respect to such Award, unless and until such recipient has executed an Award Agreement and has delivered a fully executed copy thereof to the Company, and has otherwise complied with the applicable terms and conditions of such Award.

6.2 Restricted Share Award Agreements. Each Award Agreement shall incorporate by reference all other terms and conditions of the Plan, including the following terms and conditions:

(a) Number of Shares. The Award Agreement shall state the number of Restricted Shares subject to the Award, which shall not include fractional Shares.

(b) Price. The price per Restricted Share, if any, and the time of payment for the awarding of the Restricted Shares shall be stated in the Award Agreement.

The Award Agreement may contain such other provisions as the Board or the Committee in its discretion deems advisable and which are not inconsistent with the provisions of this Plan.

6.3 Consideration. The Board or the Committee shall determine the method of payment, if any payment is required, for the Restricted Shares to be granted under an Award, which may consist entirely of cash, personal or certified check, or, at the election of the Participant and as the Board or the Committee may, in its sole discretion, approve, by surrendering Shares with an aggregate Fair Market Value Per Share equal to the aggregate price payable for the Restricted Shares, or by delivering such combination of Shares and cash as the Board or the Committee may, in its sole discretion, approve;  provided, however , that Shares may be surrendered in satisfaction of the Restricted Share price only if the Participant certifies in writing to the Company that the Participant owns a number of Other Available Shares as of the date on which payment is due that is at least equal to the number of Shares to be surrendered in satisfaction of the Restricted Share price;  provided further , that the Restricted Share price may not be paid in Shares if the Board or the Committee determines that such method of payment would result in liability under Section 16(b) of the Exchange Act to a Participant.

Except as otherwise provided by the Board or the Committee, if payment is made in whole or in part in Shares, the Participant shall deliver to the Company certificates registered in the name of such Participant representing Shares legally and beneficially owned by such Participant, free of all liens, claims and encumbrances of every kind and having an aggregate Fair Market Value Per Share on the date of delivery that is not greater than the aggregate Restricted Share price accompanied by stock powers duly endorsed in blank by the record holder of the Shares represented by such certificates. If the Board or the Committee, in its sole discretion, should refuse to accept Shares in payment of the Restricted Share price, any certificates representing Shares which were delivered to the Company shall be returned to the Participant with notice of the refusal of the Board or the Committee to accept such Shares in payment of the Restricted Share price. The Board or the Committee may impose such limitations and prohibitions on the use of Shares to satisfy a Restricted Share price as it deems appropriate.

6.4 Restricted Share Certificates and Legends. A share certificate will be issued in connection with each Award of Restricted Shares. Such certificate will be registered in the name of the Participant receiving the Award, and will bear the following legend and/or any other legend required by this Plan, the Award Agreement, any other applicable agreement, or by applicable law:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS OF THE RESEARCH PHARMACEUTICAL SERVICES, INC. 2007 EQUITY INCENTIVE PLAN AND AN AGREEMENT ENTERED INTO BETWEEN THE PARTICIPANT AND RESEARCH PHARMACEUTICAL SERVICES, INC. (WHICH TERMS AND CONDITIONS MAY INCLUDE, WITHOUT LIMITATION, CERTAIN TRANSFER RESTRICTIONS, REPURCHASE RIGHTS AND FORFEITURE CONDITIONS). COPIES OF THAT PLAN AND AGREEMENT ARE ON FILE IN THE PRINCIPAL OFFICES OF RESEARCH PHARMACEUTICAL SERVICES, INC. AND WILL BE MADE AVAILABLE TO THE HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON REQUEST TO THE SECRETARY OF THE COMPANY.

Share certificates evidencing Restricted Shares will be held in custody by the Company or in escrow by an escrow agent until the restrictions thereon have lapsed. As a condition to any Restricted Share Award, the Participant may be required to deliver to the Company a share power, endorsed in blank, relating to the Restricted Shares covered by such Award.

6.5 Restrictions and Conditions. Restricted Shares awarded pursuant to this Article 6 will be subject to the following restrictions and conditions:

(a) Except as provided in Section 6.6, the restrictions on Restricted Shares shall lapse in accordance with the conditions stated in the Award Agreement and which may include the continued employment, engagement or service of the recipient for a period of time, the attainment of specified individual or corporate performance goals, or any other factors that the Board or the Committee selects in their sole and absolute discretion. Except as otherwise set forth in an applicable Award Agreement, during the period beginning on the date of an Award of

Restricted Shares and ending when the restrictions on such Restricted Shares lapse as set forth in the Award Agreement or pursuant to Section 3.2(i) or Article 13 (the “Restriction Period”), the Participant will not be permitted to sell, transfer, pledge, assign or otherwise encumber such Restricted Shares. Except as provided in Section 13, the extent to which Performance Goals are achieved shall be determined by the Board or the Committee. Except as provided in Section 13, upon the Participant’s Termination of Service for any reason prior to the end of the Restriction Period, the Participant shall forfeit all Performance Shares granted with respect to that Restriction Period.

(b) Except as otherwise set forth in an applicable Award Agreement, during the Restriction Period, (i) the Participant will be entitled to receive any cash distributions or cash dividends paid with respect to a Restricted Share and will be entitled to vote such Restricted Share and (ii) consistent with Article 6, a Participant will be entitled to receive any distributions or dividends paid in the form of securities with respect to any Restricted Share; provided, that such securities will be subject to the same terms and conditions applicable to the Restricted Share with respect to which they were paid, including, without limitation, the same Restriction Period.

(c) If and when the restrictions on Restricted Shares lapse through the expiration of the Restriction Period or pursuant to Section 3.2(i) or Article 13, the certificates for such Restricted Shares will be replaced with new certificates, without the restrictive legends described in Section 6.4 applicable to such lapsed restrictions, and such new certificates will be promptly delivered to the Participant, the Participant’s representative (if the Participant has suffered a Disability), or the Participant’s estate or heir (if the Participant has died) at the principal executive office of the Company or such other place as shall be mutually agreed upon between the Company and the Participant, the Participant’s representative (if the Participant has suffered a Disability), or the Participant’s estate or heir (if the Participant has died).

6.6 Forfeiture

(a) Except as otherwise provided herein or by the terms of any Award Agreement, upon the Participant’s Termination of Service for any reason, all of that Participant’s Restricted Shares then subject to a Restriction Period will be forfeited.

(b) Except as otherwise provided herein or by the terms of any Award Agreement, if an individual or corporate performance goal specified in an Award Agreement is not attained, and if it is not possible later to attain such goal, all of a Participant’s Restricted Shares then subject to a Restriction Period linked to the attainment of such goal will be forfeited.

(c) Restricted Shares may be forfeited at any time during the applicable Restriction Period by agreement between the Company and the Participant.

(d) Except as otherwise provided by the terms of an applicable Award Agreement, if a Participant has paid the Company for Restricted Shares that are subsequently forfeited, the Company shall refund to the Participant the amounts paid to it for the forfeited Restricted Shares in the same form as it was paid (or in cash at the Company’s discretion).

7. Non-Competition. Notwithstanding any other provision of this Plan, to the extent the provisions of this Section 7 are set forth or referenced in the Award Agreement, a Participant shall be bound by the following:

(a) During the Participant’s employment with the employer, the Participant will not compete in any way with the employer, directly or indirectly, and will not consult with or accept employment with or have any interest in any business, firm, person, partnership, corporation or other entity (“Business”), whether as an employee, officer, director, shareholder, holder of equity securities, agent, security holder, creditor, consultant or otherwise (“Interested Person”), which engages in the performance of or provides the same or similar service or products as provided by the employer to any individual or entity or which competes with the employer, directly or indirectly, in any aspect of the employer’s business;

(b) For a period of one (1) year following the date that the Participant ceases to be employed by the employer for any reason, the Participant, without the express prior written consent of the employer, will not compete in any way with the employer, directly or indirectly, and will not consult with, accept employment with, or have any interest in any Business, whether alone or as an Interested Person, which engages in the performance of or provides the same or similar services as provided by the employer to any individual or entity or which competes with the employer, directly or indirectly, in any aspect of the business of the employer within One Hundred (100) miles of Philadelphia, Pennsylvania. The Participant specifically agrees to the above geographic restriction since the principal means by which the employer’s business is conducted is through email, telephonic and mail communications;

(c) For a period of eighteen (18) months following the date that the Participant ceases to be employed by the employer for any reason, the Participant will not, without the express prior written consent of the employer, directly or indirectly, whether alone or as an Interested Person, solicit, induce, divert, take away, do business with or render services to any client or candidate of the employer or a prospective client or candidate of employer with whom the employer dealt, contacted or solicited within two (2) years preceding the Participant’s termination of employment with the employer;

(d) For a period of two (2) years following the date that the Participant ceases to be employed by the employer for any reason, the Participant will not, without the express prior written consent of the employer, directly or indirectly, whether alone or as an Interested Person, solicit, induce, divert, take away, do business with or render services to any client or candidate of the employer or a prospective client or candidate of the employer with whom the Participant dealt, contacted or solicited on behalf of the employer within three (3) years preceding the Participant’s termination of employment with the employer;

(e) For a period of two (2) years following the date that the Participant ceases to be employed by the employer for any reason, the Participant will not, directly or indirectly, whether alone or as an Interested Person, solicit, attempt to solicit or otherwise influence or attempt to influence, any of the employer’s clients, candidates or personnel (including but not limited to the employer’s employees, contractors, consultants or agents) not to do business with the employer and/or to apply for or accept any employment or consulting positions with the

Participant, any Business or other entity or individual with whom the Participant is connected; and

(f) The Participant shall not, at any time during or after the Participant’s employment with the employer, make or publish any negative or disparaging statements or communications about the employer or any director, officer or employee of the employer.

If the Participant’s employment with the employer is terminated by the employer as a result of the Committee or Board making a determination that the Participant violated (a) — (f) above, then all unexercised Options shall terminate upon the date of such a finding, or, if earlier, the date of termination of employment for such a finding, and the Participant shall forfeit all Shares for which the Company has not yet delivered share certificates to the Participant and the Company shall refund to the Participant the Option purchase price paid to it, if any, in the same form as it was paid (or in cash at the Company’s discretion) for any Options as to which an exercise was in process but not completed. Notwithstanding anything herein to the contrary, the Company may withhold delivery of share certificates pending the resolution of any inquiry that could lead to a finding resulting in forfeiture.

In lieu of the subsections set forth above, the Committee may include different non-competition provisions in a Participant’s Award Agreement for Options other than Replacement Options, including referencing the non-competition provisions set forth in any employment agreement entered into by the Participant and the Company or a Related Entity.

8. Adjustments

8.1 Subject to required action by the stockholders, if any, the number of Shares that may be granted under this Plan, including the individual limit specified in Article 4, and the number of Shares subject to outstanding Awards of Options and Restricted Shares and the exercise or, if applicable, purchase prices thereof shall be adjusted proportionately for any increase or decrease in the number of outstanding Shares resulting from stock splits, reverse stock splits, stock dividends, reclassifications and recapitalizations, merger, consolidation, exchange of shares, or any similar change affecting Common Stock.

8.2 No fractional Shares shall be issuable on account of any action mentioned in Section 8.1, and the aggregate number of Shares into which Shares then covered by the Award, when changed as the result of such action, shall be increased to the next highest whole number of Shares resulting from such action; provided that no such increase shall be made if such increase would cause an Incentive Stock Option to lose its status as such without the consent of the Participant.

9. Time of Award

The date of an Award shall, for all purposes, be the date which the Board or the Committee specifies when the Board or the Committee makes its determination that an Award is made, or if none is specified, then the date of such determination. Notice of the determination shall be given to each Eligible Person to whom an Award is made within a reasonable time after the date of such Award.

10. Modification, Extension and Renewal of Award

Subject to the terms and conditions of the Plan, the Board or the Committee may modify, extend or renew an Award, or accept the surrender of an Award to the extent that an Option under the Award has not already been exercised, or the restrictions on Restricted Shares under the Award have not already lapsed. Notwithstanding the foregoing: (a) no modification of an Award that adversely affects the Participant shall be made without the consent of the Participant, and (b) unless occurring in connection with a Change of Control or other corporate transaction, no Incentive Stock Option may be modified, extended or renewed if such action would cause it to cease to be an “Incentive Stock Option” within the meaning of Section 422 of the Code, unless the Participant specifically acknowledges and consents to the tax consequences of such action.

11. Purchase for Investment and Other Restrictions

11.1 The obligation of the Company to issue Shares to a Participant upon the exercise of an Option or upon the Award of Restricted Shares granted under the Plan is conditioned upon such issuance complying with all relevant provisions of applicable law, including, without limitation, the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed, and any applicable state or foreign law and shall be further subject to the approval of counsel for the Company with respect to such compliance.

11.2 At the option of the Board or the Committee, the obligation of the Company to issue Shares to a Participant upon the exercise of an Option or upon the Award of Restricted Shares granted under the Plan may be conditioned upon obtaining appropriate representations, warranties, restrictions and agreements of the Participant. Among other representations, warranties, restrictions and agreements, the Participant may be required to represent and agree that the purchase or receipt of Shares shall be for investment, and not with a view to the public resale or distribution thereof, unless the Shares are registered under the Securities Act and the issuance and sale of the Shares complies with all other laws, rules and regulations applicable thereto. Unless the issuance of such Shares is registered under the Securities Act (and any similar law of a state or a foreign jurisdiction applicable to the Participant), the Participant shall acknowledge that the Shares purchased are not registered under the Securities Act (or any such other law) and may not be sold or otherwise transferred unless the Shares have been registered under the Securities Act (or any such other law) in connection with the sale or other transfer thereof, or that counsel satisfactory to the Company has issued an opinion satisfactory to the Company that the sale or other transfer of such Shares is exempt from registration under the Securities Act (or any such other law), and unless said sale or transfer is in compliance with all other applicable laws, rules and regulations, including all applicable federal, state and foreign securities laws, rules and regulations. Unless the Shares subject to an Award are registered under the Securities Act, the certificates representing such Shares issued shall contain a legend in substantially the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY APPLICABLE STATE SECURITIES LAWS. THESE SHARES HAVE

NOT BEEN ACQUIRED WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, ASSIGNED, EXCHANGED, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED OR DISPOSED OF, BY GIFT OR OTHERWISE, OR IN ANY WAY ENCUMBERED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR A SATISFACTORY OPINION OF COUNSEL SATISFACTORY TO RESEARCH PHARMACEUTICAL SERVICES, INC. THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT AND UNDER APPLICABLE STATE SECURITIES LAWS.

If required under the laws of any jurisdiction in which the Participant resides, the certificate or certificates may bear any such additional legend.

12. Transferability

Unless and to the extent provided in the applicable Award Agreement, no Award shall be assignable or transferable otherwise than by will or by the laws of descent and distribution. During the lifetime of the Participant, the Participant’s rights regarding Awards shall be exercisable only by such Participant, or, in the event of the legal incapacity or Disability of such Participant, then by the Participant’s legal guardian or representative.

13. Change of Control

Notwithstanding any provision of this Plan or any Award Agreement, upon or in anticipation of any Change of Control, the Board may, in its sole and absolute discretion and without the need for the consent of any Participant, prohibit the exercise of any Option until either the Change of Control is no longer anticipated or the Change of Control is consummated and/or take one or more of the following actions contingent upon the occurrence of the Change of Control: (i) cause all outstanding Options to become fully vested and immediately exercisable; (ii) cause all outstanding Restricted Shares to become nonforfeitable; (iii) cancel any Option in exchange for an option to purchase common stock of any successor corporation, which new option satisfies the requirements of Treas. Reg. § 1.424-1(a)(4)(i) (notwithstanding the fact that the original Option may never have been intended to satisfy the requirements for treatment as an Incentive Stock Option), (iv) cancel any Restricted Shares in exchange for restricted shares of the common stock of any successor corporation, (v) redeem any Restricted Share for cash and/or other substitute consideration with a value equal to the Fair Market Value of an unrestricted Share on the date of the Change of Control; (vi) cancel any Option in exchange for cash and/or other substitute consideration with a value equal to (A) the number of Shares subject to that Option, multiplied by (B) the difference between the Fair Market Value Per Share on the date of the Change of Control and the exercise price of that Option.

14. Amendment of the Plan and/or Award Agreements

Insofar as permitted by law and the Plan, the Board or the Committee may from time to time (a) suspend, terminate or discontinue the Plan or revise or amend it in any respect whatsoever with respect to any Shares at the time not subject to an Award, including amendments necessary or advisable to assure that the Incentive Stock Options, non-qualified stock options and Restricted Shares available under the Plan continue to be treated as such, respectively, under all applicable laws and/or (b) modify, extend or renew an Option, or accept the surrender of an Option (to the extent not theretofore exercised);  provided, however,  that (x) no modification of an Option which adversely affects the Optionee shall be made without the consent of the Optionee, and (y) no Incentive Stock Option may be modified, extended or renewed if such action would cause it to cease to be an “incentive stock option” within the meaning of Section 422 of the Code.

15. Application of Funds

The proceeds received by the Company from the sale of Shares pursuant to the exercise of Options and any sale of Restricted Shares shall be used for general corporate purposes or such other purpose as may be determined by the Board.

16. Approval of the Plan

This Plan shall become effective on the Closing Date. No Option granted hereunder shall be treated as an Incentive Stock Option unless the Plan is approved by vote of the shareholders on or before August 30, 2008; provided, however, that a shareholder vote shall not be required for Replacement Options.

17. Reservation of Shares

17.1 The Company, during the term of this Plan, shall at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

17.2 The Company, during the term of this Plan, shall use its best efforts to seek to obtain from appropriate regulatory agencies any requisite authorization in order to issue and sell such number of Shares as shall be sufficient to satisfy the requirements of the Plan. The inability of the Company to obtain from any such regulatory agency having jurisdiction the requisite authorization(s) deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any Shares hereunder, or the inability of the Company to confirm to its satisfaction that any issuance and/or sale of any Shares hereunder will meet applicable legal requirements, shall relieve the Company of any liability in respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

18. Taxes, Fees, Expenses and Withholding of Taxes

18.1 The Company shall pay all original issue and transfer taxes (but not income taxes, if any) with respect to the award of Options and Restricted Shares and/or the issue and transfer of Shares pursuant to the exercise of Options, and all other fees and expenses necessarily incurred by the Company in connection therewith, and will use its best efforts to comply with all laws and regulations that, in the opinion of counsel for the Company, shall be applicable thereto.

18.2 The granting of Awards hereunder and the issuance of Shares pursuant to the grant of Restricted Shares and the exercise of Options is conditioned upon the Company’s reservation of the right to withhold in accordance with any applicable law, from any compensation or other amounts payable to the Participant, any taxes required to be withheld under federal, state or local law as a result of: the grant of an Award, the vesting of an Option, the exercise of an Option, the lapse of restrictions with respect to Restricted Shares, or the sale of Shares. To the extent that compensation or other amounts, if any, payable to the Participant is insufficient to pay any taxes required to be so withheld, the Company may, in its sole discretion, require the Participant (or such other person entitled herein to exercise the rights associated with such Award), as a condition of the exercise of an Option or grant of Restricted Shares, to pay in cash to the Company an amount sufficient to cover such tax liability or otherwise to make adequate provision for the Company’s satisfaction of its withholding obligations under federal, state and local law, provided that such satisfaction of tax liability is made within 60 days of the date on which written notice of exercise has been given to the Company. With respect to Restricted Shares, the minimum required withholding obligations may be settled in Shares that are part of the Award that gives rise to the withholding requirement.

19. Miscellaneous

19.1 Notices. Any notice to be given to the Company pursuant to the provisions of this Plan shall be addressed to the Company in care of its Secretary (or such other person as the Company may designate from time to time) at its principal executive office, and any notice to be given to a Participant shall be delivered personally or addressed to him or her at the address given beneath his or her signature on his or her Award Agreement, or at such other address as such Participant or his or her permitted transferee (upon the permitted transfer) may hereafter designate in writing to the Company. Any such notice shall be deemed duly given on the date and at the time delivered via hand delivery, courier or recognized overnight delivery service or, if sent via telecopier, on the date and at the time telecopied with confirmation of delivery or, if mailed, on the date five (5) days after the date of the mailing (which shall be by regular, registered or certified mail). Delivery of a notice by telecopy (with confirmation) shall be permitted and shall be considered delivery of a notice notwithstanding that it is not an original that is received. It shall be the obligation of each Participant and each permitted transferee holding Shares purchased upon exercise of an Option or granted pursuant to an Award of Restricted Shares to provide the Secretary of the Company, by letter mailed as provided herein, with written notice of his or her direct mailing address.

19.2 No Enlargement of Participant Rights. This Plan is purely voluntary on the part of the Company, and the continuance of the Plan shall not be deemed to constitute a contract between the Company and any Participant, or to be consideration for or a condition of the employment or service of any Participant. Nothing contained in this Plan shall be deemed to give any Participant the right to be retained in the employ or service of the Company or a Related Entity, or to interfere with the right of the Company or a Related Entity to discharge or retire any Participant thereof at any time subject to applicable law. No Participant shall have any right to or interest in Awards authorized hereunder prior to the award thereof to such Participant, and upon such Award the Participant shall have only such rights and interests as are expressly provided herein, subject, however, to all applicable provisions of the Company’s Certificate of Incorporation, as the same may be amended from time to time.

19.3 Information to Participants. The Company, upon request, shall provide without charge to each Participant copies of such annual and periodic reports as are provided by the Company to its stockholders generally.

19.4 Availability of Plan. A copy of this Plan shall be delivered to the Secretary of the Company and shall be shown by him or her to any Eligible Person making reasonable inquiry concerning it.

19.5 Section Headings. The descriptive headings of this Plan are for convenience only, and shall be of no force or effect in construing or interpreting any of the provisions of this Plan.

19.6 Invalid Provisions. If any provision of this Plan is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed to render any other provisions contained herein as invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid or unenforceable provision were not contained herein.

19.7 Applicable Law. This Plan shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to the conflict of law principles of Delaware or any other jurisdiction.

19.8 Replacement Options. Research Pharmaceutical Services, Inc. (a Pennsylvania corporation) underwent a change in control pursuant to the Agreement and Plan of Merger among Cross Shore Acquisition Corporation, Longxia Acquisition, Inc., Research Pharmaceutical Services, Inc. and the shareholders of Research Pharmaceutical Services, Inc. as of the Closing Date. Pursuant to this transaction, options outstanding under the predecessor Research Pharmaceutical Services, Inc. 2002 Equity Incentive Plan were cancelled as of the Closing Date and optionees were granted Replacement Options. Each Replacement Option shall be exercisable under the Plan in accordance with the terms of the Replacement Option agreement, the terms of which shall govern in the event of any conflict with the provisions of the Plan. In addition, any provision of the Plan that would provide an additional benefit (within the meaning of Section 424(a)(2) of the Code and the Treasury Regulations thereunder) shall not apply to the Replacement Options.

Executed this 30th day of August, 2007.

[Corporate Seal]	RESEARCH PHARMACEUTICAL SERVICES, INC.

Attest:	By:	/s/ Daniel M. Perlman